Exhibit 2.1

PLAN OF CONVERSION AND REORGANIZATION
AS AMENDED
of

HOME FEDERAL MUTUAL HOLDING COMPANY OF LOUISIANA,
(A Federal Mutual Holding Company)

HOME FEDERAL BANCORP, INC. OF LOUISIANA,
(A Federal Corporation)

HOME FEDERAL BANCORP, INC. OF LOUISIANA
(A Louisiana Corporation)

and

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION
(A Federal Association)

(without Annexes)

1.	INTRODUCTION.

For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

On January 18, 2005, Home Federal Savings and Loan Association of Shreveport, a federally-chartered mutual savings and loan association ("Home Federal Savings"), reorganized into the mutual holding company form of organization.  To accomplish this transaction, Home Federal Savings organized a federally-chartered, stock-form savings association known as Home Federal Savings and Loan Association (the "Association") as a wholly owned subsidiary of a newly formed federally-chartered stock-form mid-tier holding company known as Home Federal Bancorp, Inc. of Louisiana (the "Mid-Tier Holding Company").  The Mid-Tier Holding Company simultaneously issued 2,135,375 shares of its common stock to a newly formed federally-chartered mutual holding company known as Home Federal Mutual Holding Company of Louisiana (the "Mutual Holding Company"), and sold 1,423,583 of its shares of common stock to members of Home Federal Savings, employee stock benefit plans of the Association, directors, officers and employees of Home Federal Savings and members of the general public.

This Plan of Conversion and Reorganization,  as amended  ("Plan"), provides for the conversion of the Mutual Holding Company from the mutual holding company form of organization to the fully public stock holding company form of organization.  As part of the Conversion and Reorganization, the Association will become the wholly owned subsidiary of a newly formed Louisiana corporation (the "Holding Company") and the Holding Company will issue 100% of its stock in the Offerings, all as described in this Plan.

One of the primary purposes of the Conversion and Reorganization is to enable the Association and the Holding Company to acquire First Louisiana Bancshares, Inc. ("First Louisiana") and its wholly owned subsidiary, First Louisiana Bank, by merger (the "First Louisiana Merger").  Pursuant to an Agreement and Plan of Merger dated December 11, 2007 by and among the Mutual Holding Company, the Mid-Tier Holding Company and First Louisiana (the "Merger Agreement") all issued and outstanding shares of First Louisiana Common Stock will be exchanged for a combination of Holding Company common stock ("First Louisiana Merger Shares") and cash based on an exchange ratio which will result in 60% of the First Louisiana common stock being exchanged for First Louisiana Merger Shares and 40% in cash and all First Louisiana stock options remaining issued and outstanding as of the effective date of the consummation of the First Louisiana Merger shall be converted into options to purchase shares of Holding Company Common Stock in accordance with the terms of the Merger Agreement.  The Conversion will generate capital to support the First Louisiana acquisition and make it possible for the Holding Company to issue its common stock to holders of First Louisiana common stock.

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Association believe that the conversion of the Mutual Holding Company to stock form pursuant to this Plan and the First Louisiana Merger are in the best interests of the Mutual Holding Company, the Mid-Tier Holding Company and the Association, as well as the best interests of Members and Shareholders.  The Boards of Directors determined that this Plan equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account.  The Conversion and Reorganization will result in the raising of additional capital for the Association and the Holding Company and is expected to result in a more active and liquid market for the Holding Company Common Stock than currently exists for the Mid-Tier Holding Company Common Stock.  The First Louisiana Merger strengthens the Board of Directors and management of the Association and the Holding Company by adding highly respected individuals to the Boards of Directors and experienced senior executive officers, including commercial and business lenders.  In addition, the Conversion and Reorganization have been structured to re-unite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company with the retained earnings of the Association through a tax-free reorganization.  Finally, the Conversion and Reorganization and the First Louisiana Merger are designed to enable the Association and the Holding Company to more effectively compete in the financial services marketplace.  The Conversion and Reorganization and the First Louisiana Merger are expected to close on the same date and essentially at the same effective time.  The completion of the Conversion and Reorganization is contingent on the consummation of the First Louisiana Merger.

The Association is committed to controlled growth and diversification.  The additional funds received in the Conversion and Reorganization will facilitate the Association's ability to continue to grow in accordance with its business plan, through both internal growth and potential future acquisitions of other institutions or branch offices.  The Association believes that its current mutual holding company form may impede its ability to undertake certain of such acquisitions.  The Association believes that the Conversion and Reorganization and the First Louisiana Merger will enhance its ability to continue its growth through additional acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.  The Association and the Mid-Tier Holding Company have also gained experience in being companies required to meet the filing requirements of the Securities Exchange Act of 1934 and in conducting shareholder meetings and other shareholder matters, such as communications, press releases and dividend payments.  In light of the foregoing, the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Association believe that it is in the best interests of such companies and Members and Shareholders to raise additional capital at this time, and that the most feasible way to do so is through the Conversion and Reorganization.

As described in more detail in Section 3, the Mutual Holding Company will convert from the mutual to the stock form of organization through a series of substantially simultaneous mergers pursuant to which (i) the Mutual Holding Company will cease to exist and a liquidation account will be established by the Association for the benefit of Members as of specified dates and (ii) the Association will become a wholly owned subsidiary of the Holding Company.  In connection therewith, each share of Mid-Tier Holding Company Common Stock outstanding immediately prior to the effective time thereof, other than shares held by the Mutual Holding Company which will be cancelled, shall be automatically converted, without further action by the holder thereof, into and become the right to receive shares of Holding Company Common Stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest.

In connection with the Conversion and Reorganization, the Holding Company will offer shares of Conversion Stock in the Offerings as provided herein.  Shares of Conversion Stock will be offered in a Subscription Offering in descending order of priority to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members.  The Subscription Rights granted in connection with the Subscription Offering are non-transferrable.  Any shares of Conversion Stock remaining unsold after the Subscription Offering will be offered for sale to the public through a Community Offering and/or Syndicated Community Offering, as determined by the Boards of Directors of the Holding Company, the Mid-Tier Holding Company and the Association in their sole discretion.

This Plan was adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Association effective as of December 11, 2007 and amended as of April 21, 2008.

This Plan is subject to the approval of the OTS and must be adopted by holders of (i) a majority of the votes eligible to be cast by Voting Members and (ii) at least two-thirds of the outstanding Mid-Tier Holding Company Common Stock at the Shareholders’ Meeting.  In addition, the consummation of the Conversion and Reorganization is conditioned on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Shareholders at the Shareholders’ Meeting.  After the Conversion and Reorganization, the Association will continue to be regulated by the OTS, as its chartering authority.  In addition, the Association will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

2.	DEFINITIONS.

As used in this Plan, the terms set forth below have the following meaning:

2.1           Actual Purchase Price means the price per share at which the Conversion Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

2.2           Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

2.3           Associate, when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Mutual Holding Company, the Mid-Tier Holding Company, the Association, a majority-owned subsidiary of the Association, or the Holding Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Association in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Association or any of the subsidiaries of the foregoing.

2.4           Association means Home Federal Savings and Loan Association, a federally-chartered savings association.

2.5           Association Common Stock means the common stock of the Association, par value $.01 per share, which stock is not and will not be insured by the FDIC or any other governmental authority, all of which is currently held by the Mid-Tier Holding Company and subsequent to the Conversion and Reorganization, all of which will be held by the Holding Company.

2.6           Association Merger means the merger of Interim with and into the Association pursuant to the Plan of Merger included as Annex C hereto.

2.7           Code means the Internal Revenue Code of 1986, as amended.

2.8           Community Offering means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to such Persons within or without the State of Louisiana as may be selected by the Holding Company, the Mid-Tier Holding Company and the Association in their sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

2.9           Control (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.10         Conversion and Reorganization means the series of transactions provided for in this Plan, including but not limited to (i) the mutual to stock conversion of the Mutual Holding Company and its subsequent merger with and into the Association pursuant to which it will cease to exist, (ii) the merger of the Mid-Tier Holding Company with and into the Association, pursuant to which it will cease to exist, (iii) the merger of Interim with and into the Association with the Association surviving as a wholly owned subsidiary of the Holding Company, (iv) the cancellation of the shares held by the Mutual Holding Company in the Mid-Tier Holding Company, (v) the exchange of Holding Company shares for the shares of the Mid-Tier Holding Company shares held by the Public Shareholders and (vi) the issuance of Conversion Stock by the Holding Company in the Offerings as provided herein.  All such transactions shall occur substantially simultaneously.

2.11         Conversion Stock means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan.

2.12         Deposit Account means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder of the Association.

2.13         Director, Officer and Employee means the terms as applied respectively to any person who is a director, officer or employee of the Mutual Holding Company, the Mid-Tier Holding Company, the Association or any subsidiary thereof.

2.14         Eligible Account Holder means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established pursuant to Section 15 hereof.

2.15         Eligibility Record Date means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on September 30, 2006.

2.16         Estimated Price Range means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Offerings, as determined in accordance with Section 4 hereof.

2.17         Exchange Ratio means the formula by which shares of Holding Company Common Stock will be exchanged for shares of Mid-Tier Holding Common Stock held by the Public Shareholders in connection with the Association Merger.  The exact ratio shall be determined by the Mutual Holding Company, the Mid-Tier Holding Company and the Association in order to ensure that upon consummation of the Conversion and Reorganization the Public Shareholders will own in the aggregate approximately the same percentage of the Holding Company Common Stock to be outstanding upon completion of the Conversion and Reorganization as the percentage of Mid-Tier Holding Company Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to (a) cash paid in lieu of any fractional interests of Holding Company Common Stock, (b) any shares of Conversion Stock purchased by the Public Shareholders in the Offerings and (c) the First Louisiana Merger Shares.

2.18         Exchange Shares mean the shares of Holding Company Common Stock to be issued to the Public Shareholders in connection with the Association Merger.

2.19         FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

2.20         Holding Company means Home Federal Bancorp, Inc. of Louisiana, a stock corporation to be organized under the laws of the State of Louisiana.  Such corporation will be initially formed as a first-tier, wholly owned subsidiary of the Association.  Upon completion of the Conversion and Reorganization, the Holding Company shall hold all of the outstanding capital stock of the Association.

2.21         Holding Company Common Stock means the common stock of the Holding Company, par value $.01 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

2.22         Independent Appraiser means the independent investment banking or financial consulting firm retained by the Holding Company, the Mid-Tier Holding Company and the Association to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

2.23         Initial Purchase Price means the price per share to be paid initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering and/or Syndicated Community Offering.

2.24         Interim means Home Federal Interim Savings Association, which will be formed as a first-tier, wholly-owned subsidiary of the Holding Company to facilitate the Association Merger.

2.25         Member means any Person qualifying as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States.

2.26         Mid-Tier Holding Company means Home Federal Bancorp, Inc. of Louisiana, an existing federally chartered stock corporation.

2.27         Mid-Tier Holding Company Common Stock means the common stock of the Mid-Tier Holding Company, par value $.01 per share, which stock is not insured by the FDIC or any other governmental entity.

2.28         Mid-Tier Holding Company Merger means the Merger of the Mid-Tier Mutual Holding Company (following its conversion to a federal interim stock savings association) with and into the Association pursuant to the Plan of Merger included as Annex A hereto.

2.29         Mutual Holding Company means Home Federal Mutual Holding Company of Louisiana.

2.30         Mutual Holding Company Merger means the merger of the Mutual Holding Company (following its conversion into a federal interim stock savings association) with and into the Association pursuant to the Plan of Merger included as Annex B hereto.

2.31         Offerings mean the Subscription Offering, the Community Offering and the Syndicated Community Offering.

2.32         Officer means the chairman of the board of directors, president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

2.33         Order Form means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 11 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Offerings.

2.34         Other Member means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

2.35         OTS means the Office of Thrift Supervision or any successor thereto.

2.36         Participant means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Member.

2.37         Person means an individual, a corporation, a limited liability company, a partnership, a limited liability partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

2.38         Plan and Plan of Conversion and Reorganization mean this Plan of Conversion and Reorganization as adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Association and any amendment hereto approved as provided herein.  The Board of Directors of the Holding Company shall adopt this Plan as soon as practicable following its organization, and the Board of Directors of Interim shall adopt the Plan of Merger included as Annex C hereto as soon as practicable following its organization.

2.39         Primary Parties mean the Mutual Holding Company, the Mid-Tier Holding Company, the Association and the Holding Company.

2.40         Prospectus means the one or more documents to be used to offer the Conversion Stock in the Offerings.

2.41         Public Offering means an underwritten firm commitment offering to the public through one or more underwriters.

2.42         Public Shareholders mean those Persons who own shares of Mid-Tier Holding Company Common Stock, excluding the Mutual Holding Company.

2.43         Qualifying Deposit means the aggregate balance of all Deposit Accounts in the Association of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

2.44         SEC means the United States Securities and Exchange Commission.

2.45         Shareholders mean those Persons who own shares of Mid-Tier Holding Company Common Stock.

2.46         Shareholders’ Meeting means the annual or special meeting of Shareholders of the Mid-Tier Holding Company called for the purpose of submitting this Plan to the Shareholders for their consideration and approval, including any adjournments of such meeting.

2.47         Special Meeting of Members means the special meeting of Members called for the purpose of submitting this Plan to Members for their consideration and approval, including any adjournment of such meeting.

2.48         Subscription Offering means the offering of the Conversion Stock to Participants.

2.49         Subscription Rights mean nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

2.50         Supplemental Eligible Account Holder means any Person, except Directors and Officers of the Association and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

2.51         Supplemental Eligibility Record Date, if applicable, means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed by the Mutual Holding Company prior to approval of such application by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Application for Conversion submitted by the Mutual Holding Company pursuant to this Plan.

2.52         Syndicated Community Offering means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

2.53         Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Association and which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect.  A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

2.54         Voting Member means a Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Mutual Holding Company in accordance with its mutual charter and bylaws.

2.55        Voting Record Date means the date for determining the eligibility of Members to vote at the Special Meeting of Members.

3.	GENERAL PROCEDURE FOR CONVERSION AND REORGANIZATION.

(a)           The Conversion and Reorganization will be comprised of a number of substantially simultaneous transactions, described below, which will result in the conversion and elimination of the Mutual Holding Company and the Mid-Tier Holding Company and the creation of the Holding Company as a public company and the sole owner of the outstanding shares of the Association’s capital stock.  Upon adoption of this Plan by the Boards of Directors of the Association, the Mid-Tier Holding Company and the Mutual Holding Company, public notice thereof will be given by publication in a newspaper having general circulation in each community in which an office of the Association is located and copies of the Plan will be available for inspection at each of the Association’s offices.

(b)           An application for the Conversion and Reorganization, including the Plan and all other requisite material (the “Application for Conversion”), shall be submitted to the OTS for approval.  The Mutual Holding Company, the Mid-Tier Holding Company and the Association will again cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an application to convert the Mutual Holding Company and will post the notice of the filing for the Application for Conversion in each of the Association’s offices.

(c)           Subscription Rights to purchase shares of Conversion Stock will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, and Other Members, as set forth in Sections 5, 6, 7 and 8 hereof.

(d)           Promptly following receipt of requisite approval of the OTS, the Holding Company shall mail to all Participants a Prospectus and Order Form for the purchase of Conversion Stock, subject to the provisions of Section 13 hereof.

(e)           The Mid-Tier Holding Company and the Mutual Holding Company shall file preliminary proxy materials with the SEC and the OTS, respectively, in order to seek the approval of the Plan by the Shareholders and the Members.  Promptly following clearance of such proxy materials and the receipt of any other requisite approval of the OTS, the Mid-Tier Holding Company will mail definitive proxy materials to Shareholders, in accordance with the charter and bylaws of the Mid-Tier Holding Company, for their consideration and approval of this Plan at the Shareholders’ Meeting.  The Plan must be approved by the holders of at least two-thirds of the outstanding Mid-Tier Holding Company Common Stock.  In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Shareholders at the Shareholders’ Meeting.  The Mutual Holding Company and the Association will mail definitive proxy materials to Members as of the Voting Record Date, at their last known address appearing on the Association’s records, for their consideration and approval at the Special Meeting of Members.  At the Special Meeting of Members, each Member as of the Voting Record Date shall be entitled to cast one vote for each $100, or fraction thereof, of the aggregate value of all of their Deposit Accounts as of the Voting Record Date.  Each borrower Member whose loan was outstanding as of January 18, 2005, which loan continues to be outstanding as of the Voting Record Date, will be entitled to one vote in addition to any other vote the borrower Member may otherwise have.  No Member may cast more than 1,000 votes at the Special Meeting of Members.  Deposits held by an administrator, executor, guardian, conservator or receiver may be voted by such person.  Deposits held by a trustee may be voted by such trustee in accordance with the terms of the trust agreement, but no trustee shall be entitled to vote accounts without a transfer of such accounts into the trustee name.  Deposits held in trust in an IRA or Keogh Account may be voted by the Mutual Holding Company if no other instructions are received.  Approval of the Plan will require the affirmative vote of a majority of the total outstanding votes entitled to be cast by Members as of the Voting Record Date at the Special Meeting of Members.

(f)           The Primary Parties shall submit or cause to be submitted to the OTS all holding company, merger and other applications or notices necessary for the Conversion and Reorganization.  All notices required to be published in connection with such applications shall be published at the times required.

(g)           The Holding Company shall file a Registration Statement with the SEC to register the Holding Company Common Stock to be issued in the (i) Conversion and Reorganization and (ii) First Louisiana Merger under the Securities Act of 1933, as amended, and shall register such Holding Company Common Stock under any applicable state securities laws.  Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members.  It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and/or a Syndicated Community Offering.  The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof.  The Holding Company shall contribute to the Association an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Association and as shall be approved by the OTS.

(h)           The effective date of the Conversion and Reorganization shall be the date set forth in Section 26 hereof.  Upon the effective date, the following transactions shall occur:

(i)             The Mutual Holding Company shall convert from a mutual holding company to a federal interim stock savings association (“Interim Association I”).  The Mid-Tier Holding Company shall convert into a federal interim stock savings association (“Interim Association II”) and simultaneously merge with and into the Association in the Mid-Tier Holding Company Merger, with the Association being the surviving institution.  Immediately thereafter, the Mutual Holding Company, as converted to Interim Association I, shall merge with and into the Association in the Mutual Holding Company Merger, with the Association being the surviving institution.  As a result of the Mutual Holding Company Merger and the Mid-Tier Holding Company Merger, (x) the shares of Mid-Tier Holding Company Common Stock held by the Mutual Holding Company (following its conversion to Interim Association I) shall be extinguished, (y) certain Members of the Mutual Holding Company will be granted interests in the liquidation account to be established by the Association pursuant to Section 15 hereof and (z) the shares of Mid-Tier Holding Company stock held by Public Shareholders shall be deemed to be shares of Association Common Stock.

(ii)            Interim, a first-tier wholly owned subsidiary of the Holding Company, shall merge with and into the Association pursuant to the Association Merger, with the Association being the surviving institution.  As a result of these series of transactions described in paragraph (h), (x) the shares of Holding Company Common Stock held by the Association shall be extinguished; (y) the shares of Association Company Common Stock (which immediately prior to the Association Merger had been shares of Mid-Tier Holding Company Common Stock) held by the Public Shareholders shall be converted into the right to receive shares of Holding Company Common Stock based upon the Exchange Ratio, plus cash in lieu of any fractional share interest based upon the Actual Purchase Price; and (z) the shares of common stock of Interim held by the Holding Company shall be converted into shares of Association Common Stock on a one-for-one basis, with the result that the Association shall become a wholly owned subsidiary of the Holding Company.  In addition, options to purchase shares of Mid-Tier Holding Company Common Stock which are outstanding immediately prior to consummation of the Conversion and Reorganization shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

(iii)           The Holding Company shall sell the Conversion Stock in the Offerings, as provided herein.

(i)           The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion and Reorganization, including in connection with the Offerings the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms.  All fees, expenses, retainers and similar items shall be reasonable.

4.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

(a)           The aggregate amount of shares of Conversion Stock to be offered in the Offerings shall be stated in terms of a range (the “Estimated Price Range”) which will be based on a pro forma valuation prepared by the Independent Appraiser of the aggregate market value of the to be outstanding shares of Holding Company Common Stock multiplied by the percentage equal to the Mutual Holding Company’s percentage ownership interest in all of the outstanding shares of Mid-Tier Holding Company Common Stock.  The valuation shall be based on financial information relating to the Primary Parties, market, financial and economic conditions, a comparison of the Primary Parties with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important.  The Estimated Price Range shall be stated in terms of a maximum, which shall generally be no more than 15% above the average of the minimum and maximum of such price range, and a minimum of which shall generally be no more than 15% below such average.  The valuation shall be updated during the Conversion and Reorganization as market and financial conditions warrant and as may be required by the OTS.

(b)           Based upon the independent valuation, the Boards of Directors of the Primary Parties shall fix the Initial Purchase Price and the number (or range) of shares of Conversion Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering.  The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Primary Parties upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Primary Parties in connection therewith.

(c)           Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion and Reorganization, and under such circumstances the Primary Parties may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion and Reorganization to reflect any such change.  Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock issued in the Conversion and Reorganization are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus.  For purposes of the forgoing, shares issued pursuant to the provisions of Section 9(e) of this Plan to stockholders of First Louisiana in connection with the First Louisiana Merger will be deemed to be shares of Conversion Stock issued in the Conversion and Reorganization.  In the event of an increase in the total number of shares offered in the Conversion and Reorganization due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a)           Each Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Sections 10 and 13 hereof.

(b)           In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

(c)           Subscription Rights of Eligible Account Holders who are also Directors or Officers and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6.	SUBSCRIPTION RIGHTS OF EMPLOYEE STOCK OWNERSHIP PLAN (SECOND PRIORITY).

Subject to Section 10(a) hereof, the Employee Stock Ownership Plan shall receive, without payment, Subscription Rights to purchase in the aggregate up to 8% of the Conversion Stock, including any shares of Conversion Stock to be issued in the Conversion and Reorganization as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion and Reorganization.  The subscription rights granted to the Employee Stock Ownership Plan shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders; provided, however, that in the event that the total number of shares of Conversion Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus (“Maximum Shares”), the Employee Stock Ownership Plan shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of Conversion Stock.  Shares of Conversion Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as a Participant and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Employee Stock Benefit Plan may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.  Consistent with applicable laws and regulations and policies and practices of the OTS, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Association and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Association may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Association to fail to meet any applicable regulatory capital requirement.

The Employee Stock Ownership Plan shall not be deemed to be an Associate or Affiliate of, or Person acting in concert with, any Director or Officer.

7.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

(a)           In the event that the Eligibility Record Date is more than 15 months prior to the date of OTS approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Sections 10 and 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

(b)           In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares.  Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).

(a)           Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Sections 10 and 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

(b)           If, pursuant to this Section 8, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Any remaining shares shall be allocated among subscribing Other Members on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9.	COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING AND OTHER OFFERINGS

(a)           If less than the total number of shares of Conversion Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering.  Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock.  The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

(b)           In the event of a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities.  Any available shares in excess of those subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to natural persons residing in Caddo Parish in Louisiana in which the Association has branch offices and then to Public Shareholders (collectively, the “Preferred Subscribers”).

(c)           A Prospectus and Order Form shall be furnished to such Persons as the Primary Parties may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering.  In the event of an oversubscription for shares of Conversion Stock in the Community Offering, available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible.  Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated, provided that no fractional shares shall be issued.  If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.

(d)           The amount of Conversion Stock that any Person may purchase in the Community Offering shall be $400,000 of Conversion Stock, provided, however, that this amount may be increased to 5% of the total offering of shares of Conversion Stock, subject to any required regulatory approval but without further approval of Members or the Shareholders, provided further that, to the extent applicable, and subject to the preferences set forth in Section 9(b) and (c) of this Plan and the limitations on purchases of Conversion Stock set forth in this Section 9(d) and Section 10 of this Plan, orders for Conversion Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all available shares have been allocated, provided no fractional shares shall be issued.

(e)           If subscriptions totaling at least the minimum of the Estimated Price Range are not subscribed for in the Subscription Offering or ordered in the Community Offering, then shares of Conversion Stock may be issued to stockholders of First Louisiana in exchange for their shares of First Louisiana or in any other manner that facilitates the completion of the First Louisiana Merger, provided that the total First Louisiana Merger Shares, including the First Louisiana Merger Shares issued pursuant to this Section 9(e), are (i) less that 50% of the outstanding Holding Company Common Stock immediately after the closing of the Conversion and Reorganization and the First Louisiana Merger and (ii) do not exceed 15% of the minimum of the Estimated Price Range as established pursuant to the provisions of Section 4 of this Plan.  Common stock may only be issued pursuant to this Section 9(e) in order to achieve the minimum of the Estimated Price Range.

(f)           Subject to such terms, conditions and procedures as may be determined by the Primary Parties, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering.  Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering.  The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $400,000 of Conversion Stock, provided, however, that this amount may be increased to 5% of the total offering of shares of Conversion Stock, subject to any required regulatory approval but without the further approval of Members or the Shareholders, and provided further that, to the extent applicable, and subject to the limitations on purchases of Conversion Stock set forth in this Section 9(f) and Section 10 of this Plan, orders for Conversion Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all available shares have been allocated, provided no fractional shares shall be issued.  The Primary Parties may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

(g)           The Primary Parties may sell any shares of Conversion Stock remaining following the Subscription Offering, Community Offering and/or the Syndicated Community Offering in a Public Offering.  The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public.  The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Primary Parties, subject to any required regulatory approval or consent.

(h)           If for any reason a Syndicated Community Offering or Public Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Primary Parties shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

10.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK

(a)           The maximum number of shares of Conversion Stock which may be purchased in the Conversion and Reorganization by the ESOP, when aggregated with shares purchased by the ESOP in the 2005 offering, shall not exceed 8% and all Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the total number of shares of Holding Company Common Stock outstanding upon consummation of the Conversion and Reorganization, in each instance, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings; provided, however, that purchases of Conversion Stock which are made by Plan Participants pursuant to the exercise of subscription rights granted to such Plan Participant in his individual capacity as a Participant or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 10(a).

(b)           Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(a) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Conversion Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offerings shall not exceed $1.0 million.

(c)           Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(a) hereof, and subject to the provisions of Section 10(g) hereof ,and in addition to the other restrictions and limitations set forth herein, the maximum aggregate amount of Conversion Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offerings, when combined with any Exchange Shares and/or First Louisiana Merger Shares  received by such Person(s), shall not exceed 5.0% of the total number of shares of Holding Company Common Stock to be outstanding upon consummation of the Conversion and Reorganization; provided, however, that nothing herein shall require any Public Shareholder to divest any Exchange Shares  or First Louisiana Merger Shares or otherwise limit the amount of Exchange Shares  to be issued to a Public Shareholder or the amount of First Louisiana Merger Shares to be issued to any Person, including a Public Shareholder.

(d)           The number of shares of Conversion Stock which Directors and Officers and their Associates may purchase in the aggregate in the Offerings shall not exceed 35% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

(e)           No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

(f)           For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers and Employees shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Sections 10(b), 10(c) or 10(d) hereof, (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Association qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

(g)           Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Shareholders or Members, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of Conversion Stock, whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering.  In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights.  In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.  In the event the maximum purchase limitation is increased to 5% of the shares sold in the Subscription Offering, Community Offering and/or Syndicated Community Offering, such limitation may be further increased to 9.99%, provided that orders for Conversion Stock exceeding 5% of the shares of Conversion Stock sold in the Offerings shall not exceed in the aggregate 10% of the total shares of Conversion Stock sold in the Offerings.

(h)           The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations.  Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

11.	TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

(a)           The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the Mutual Holding Company and Shareholders of the Mid-Tier Holding Company of the proxy statement(s) to be used in connection with the Special Meeting and the Shareholders’ Meeting.  The Subscription Offering may be closed before the Special Meeting and the Shareholders’ Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members of the Mutual Holding Company and the Shareholders of the Mid-Tier Holding Company at the Special Meeting and the Shareholders’ Meeting, respectively.

(b)           The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion and Reorganization.  The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular.  The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

(c)           The Primary Parties shall, promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 13 hereof.

(d)           A single Order Form for all Deposit Accounts maintained with the Association by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Association on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively.  No person holding a subscription right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock.  Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

(e)           The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties.  The Primary Parties may extend such period by such amount of time as they determine is appropriate.  Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock.  Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

(f)           The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan.  Furthermore, in the event Order Forms (i) are not delivered and are returned to the Association, the Mid-Tier Holding Company or the Mutual Holding Company by the Untied States Postal Service or the Association, the Mid-Tier Holding Company or the Mutual Holding Company is unable to locate the addressee, or (ii) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to which such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon.  The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify.  The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

12.	PAYMENT FOR CONVERSION STOCK.

(a)           Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Initial Purchase Price multiplied by the number of shares which are being subscribed for or ordered, respectively.  Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Primary Parties.  The Primary Parties, in their sole and absolute discretion, may also elect to receive payment for shares of Conversion Stock by wire transfer.  In addition, the Primary Parties may elect to provide Participants and/or other Persons who have a Deposit Account with the Association the opportunity to pay for shares of Conversion Stock by authorizing the Association to withdraw from such Deposit Account an amount equal to the aggregate Initial Purchase Price of such shares.  If the Actual Purchase Price is less than the Initial Purchase Price, the Primary Parties shall refund the difference to all Participants and other Persons, unless the Primary Parties choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock.  If the Actual Purchase Price is more than the Initial Purchase Price, the Primary Parties shall reduce the number of shares of Conversion Stock ordered by Participants and other Persons and refund any remaining amount which is attributable to a fractional share interest, unless the Primary Parties choose to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted by them.

(b)           Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company and/or the Association and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

(c)           If a Participant or other Person authorizes the Association to withdraw the amount of the Initial Purchase Price from his or her Deposit Account, the Association shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Association may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties.  In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met.  In such case, the remaining balance will earn interest at the regular passbook rate.  However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal.  This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Primary Parties.

(d)           The Association shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion and Reorganization is completed or terminated.  All funds received for the purchase of Conversion Stock in the Offerings shall be held in a segregated account at the Association or, in the Association’s discretion, another insured depository institution.

(e)           The Association shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

(f)           Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

13.	ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside.  However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Primary Parties or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

14.	VOTING RIGHTS OF SHAREHOLDERS.

Following consummation of the Conversion and Reorganization, voting rights with respect to the Association shall be held and exercised exclusively by the Holding Company as holder of all of the Association’s outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company’s voting capital stock.

15.	LIQUIDATION ACCOUNT.

(a)           At the time of the Mutual Holding Company Merger, the Association shall establish a liquidation account in an amount equal to the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company prior to the Mid-Tier Holding Company Merger, multiplied by the Mid-Tier Holding Company’s total shareholders’ equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion and Reorganization.  The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Association who maintain such accounts in the Association following the Conversion and Reorganization to a priority to distributions in the unlikely event of a liquidation of the Association subsequent to the Conversion and Reorganization.

(b)           The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Association after the Conversion and Reorganization.  Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 15, as the “subaccount balance.”  All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 15(d) hereof.

(c)           In the event of a complete liquidation of the Association subsequent to the Conversion and Reorganization (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Association.  No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Association is not the surviving entity shall be considered a complete liquidation for this purpose.  In any such transaction, the liquidation account shall be assumed by the surviving entity.

(d)           The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any.  For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date.  Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

(e)           If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any June 30 annual closing date, commencing June 30, 2008, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance.  In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s).  The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Association that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

(f)           Subsequent to the Conversion and Reorganization, the Association may not pay cash dividends generally on deposit accounts and/or capital stock of the Association, or repurchase any of the capital stock of the Association, if such dividend or repurchase would reduce the Association’s regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Association.

(g)           For purposes of this Section 15, a Deposit Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.

16.	TRANSFER OF DEPOSIT ACCOUNTS.

Each Deposit Account in the Association at the time of the consummation of the Conversion and Reorganization shall become, without further action by the holder, a Deposit Account in the Association equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Association immediately preceding consummation of the Conversion and Reorganization.  Holders of Deposit Accounts in the Association shall not, as such holders, have any voting rights.

17.	REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

In connection with the Conversion and Reorganization, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter.  The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock and (ii) list the Holding Company Common Stock on a national or regional securities exchange or the Nasdaq Stock Market.

18.	DIRECTORS AND OFFICERS OF THE ASSOCIATION.

At the close of the Conversion and Reorganization, the Directors and Officers of the Association shall consist of the individuals designated by the Board of Directors of the Primary Parties.  Upon consummation of the First Louisiana Merger, the Directors and Officers of the Association and the Holding Company shall be as established pursuant to the Merger Agreement.

19.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION AND REORGANIZATION.

For a period of three years following the Conversion and Reorganization, the Directors and Officers of the Holding Company and the Association and their Associates may not purchase, without the prior written approval of the OTS, Holding Company Common Stock except from a broker-dealer registered with the SEC.  This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding Holding Company Common Stock and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of shareholder approval of such plan) which may be attributable to individual Officers or Directors and their Associates.  The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

20.	RESTRICTIONS ON TRANSFER OF STOCK.

All shares of Conversion Stock which are purchased by Persons other than Directors and Officers shall be transferable without restriction, except in connection with a transaction proscribed by Section 21 of this Plan.  Shares of Conversion Stock purchased by Directors and Officers of the Holding Company and the Association on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS.  The shares of Conversion Stock issued by the Holding Company to Directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision.  These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation.  This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock.  Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.  The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

21.	RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY.

The articles of incorporation of the Holding Company shall prohibit any Person together with Associates or group of Persons acting in concert from offering to acquire or acquiring, directly or indirectly, beneficial ownership of more than 10% of any class of equity securities of the Holding Company, or of securities convertible into more than 10% of any such class, for such period of time following completion of the Conversion and Reorganization as may be determined by the Board of Directors of the Holding Company.  The articles of incorporation of the Holding Company also shall provide that all equity securities beneficially owned by any Person in excess of 10% of any class of equity securities shall be considered “excess shares”, and that excess shares shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.  The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Holding Company by underwriters or a selling group acting on its behalf, (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Holding Company and its subsidiaries which is exempt from approval requirements under 12 C.F.R. Section 574.3(c)(1)(vii) or any successor thereto, and (iii) any offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire Board of Directors of the Holding Company.  Directors, Officers or Employees of the Holding Company or the Association or any subsidiary thereof shall not be deemed to be Associates or a group acting in concert with respect to their individual acquisitions of any class of equity securities of the Holding Company solely as a result of their capacities as such.

22.	TAX RULINGS OR OPINIONS.

Consummation of the Conversion and Reorganization is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion and Reorganization, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

23.	STOCK COMPENSATION PLANS.

(a)           The Holding Company and the Association are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that no stock options shall be granted, and no shares of Conversion Stock shall be purchased, pursuant to any of such plans prior to the earlier of (i) the one-year anniversary of the consummation of the Conversion and Reorganization or (ii) the receipt of shareholder approval of such plans at either an annual or special meeting of shareholders of the Holding Company held no earlier than six months following the Conversion and Reorganization.

(b)           Existing as well as any newly-created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

(c)           The Holding Company and the Association are authorized to enter into employment or severance agreements with their executive officers.

24.	DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

(a)           Following consummation of the Conversion and Reorganization, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

(b)           The Association may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Association to be reduced below the amount required for the liquidation account.  Any dividend declared or paid on, or repurchase of, the Association’s capital stock also shall be in compliance with 12 C.F.R. Section 563.146, or any successor thereto.

25.	PAYMENT OF FEES TO BROKERS.

The Primary Parties may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Conversion Stock in the Offerings.

26.	EFFECTIVE DATE.

The effective date of the Conversion and Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Combination with the OTS with respect to the Mid-Tier Holding Company Merger, (ii) the filing of Articles of Combination with the OTS with respect to the Mutual Holding Company Merger, (iii) the filing of Articles of Combination with the OTS with respect to the Association Merger and (iv) the closing of the issuance of the shares of Conversion Stock in the Offerings.  The filing of Articles of Combination relating to the Mutual Holding Company Merger, the Mid-Tier Holding Company Merger and the Association Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Member and Shareholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received.  It is intended that the closing of the Mutual Holding Company Merger, the Mid-Tier Holding Company Merger, the Association Merger and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

27.	AMENDMENT OR TERMINATION OF THE PLAN.

If deemed necessary or desirable by the Boards of Directors of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Members and Shareholders to vote on the Plan and at any time thereafter with the concurrence of the OTS.  Any amendment to this Plan made after approval by the Members and Shareholders with the concurrence of the OTS shall not necessitate further approval by the Members and Shareholders unless otherwise required by the OTS.  This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting of Members.  Prior to the Special Meeting of Members and the Shareholders’ Meeting, this Plan may be terminated by the Boards of Directors of the Primary Parties without approval of the OTS; after the Special Meeting of Members and the Shareholders’ Meeting, the Boards of Directors may terminate this Plan only with the approval of the OTS.

28.	INTERPRETATION OF THE PLAN.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.